FORM 5

(  )  Check this box if no longer                -OMB APPROVAL
      subject to Section 16.  Form 4             -OMB number: 3235-0362
      or Form 5 obligations may continue.        -Expires: December 31, 2001
      See Instruction 1(b).                      -Est. avg. burden hours
(  ) Form 3 Holdings reported                     per response....1.0
(  ) Form 4 transactions reported


     U.S. SECURITIES AND EXCHANGE COMMISSION
               WASHINGTON, D.C.  20549
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


     Filed pursuant to Section 16(a) of the
       Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility
        Holding Company Act of 1935
     or Section 30(f) of the Investment
                            Company Act of 1940
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1.  Name and Address of Reporting Person
         Obstler                   David
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       (Last)                      (First)                    (Middle)
      c/o ScreamingMedia Inc., 601 West 26th St., 13th Floor
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                                  (Street)
         New York                    NY                         10001
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       (City)                      (State)                      (Zip)
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2.  Issuer Name and Ticker or Trading Symbol
        ScreamingMedia Inc.                 SCRM
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3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)

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4.  Statement for Month/Year
     December 31, 2001
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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    (  ) Director
    (  ) 10% Owner
    ( X) Officer (give title below)
    (  ) Other (specify title below)
     Chief Financial Officer

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7.  Individual, or Joint/Group Filing (Check Applicable Line)
    ( X) Form filed by One Reporting Person
    (  ) Form filed by More than One Reporting Person

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TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                           OR BENEFICIALLY OWNED
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1.  Title of Security (Instr. 3)
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2.  Transaction Date (Month/Day/Year)
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3.  Transaction Code (Instr. 8)
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4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5), Price
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5.  Amount of Securities Beneficially Owned at End of Issuer's fiscal year
    (Instr. 3 and 4)
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6.  Ownership Form: Direct(D) or Indirect(I) (Instr. 4)
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7.  Nature of Indirect Beneficial Ownership (Instr. 4)
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

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TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
        OWNED (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1.  Title of Derivative Security (Instr. 3)
i.       Employee stock option (right to buy)
ii.      Employee stock option (right to buy)
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2.  Conversion or Exercise Price of Derivative Security
i.       $2.34
ii.      $2.34
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3.  Transaction Date (Month/Day/Year)
i.       3/8/01
ii.      3/8/01
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4.  Transaction Code (Instr. 8)
i.       A
ii.      A
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5.  Number of Derivative Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4, and 5)
i.       45,000
ii.      45,000
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6.  Date Exercisable and Expiration Date (Month/Day/Year)
i.       (1) - 3/8/08
ii.      (2) - 3/8/08
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7.  Title and Amount of Underlying Securities (Instr. 3 and 4)
i.       common stock - 45,000
ii.      common stock - 45,000
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8.  Price of Derivative Securities (Instr. 5)

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9.  Number of Derivative Securities Beneficially Owned at End of year
    (Instr. 4)
i.       45,000
ii.      45,000
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10. Ownership Form of Derivative Security:  Direct(D) or Indirect(I)
    (Instr. 4)
i.       D
ii.      D
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11. Nature of Indirect Beneficial Ownership (Instr. 4)

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EXPLANATION OF RESPONSES:(1)The option vests 25% on 9/8/01 and thereafter in 10 equal quarterly installments;(2)The option becomes exercisable, if at all, in 15,000-share increments if the average daily closing price of SCRM's common stock on NASDAQ during any 30 consecutive calendar day period exceeds $4, $6.50 and $9, respectively.

         /s/ David Obstler                                2/14/02
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   **  SIGNATURE OF REPORTING PERSON                     DATE

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   **  INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL
       CRIMINAL VIOLATIONS.  SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.

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